EXHIBIT 5.3

August 15, 2014

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to Array BioPharma Inc., a Delaware corporation (the “Company”), in connection with a public offering by the Company from time to time of up to $47,500,000 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration File No. 333-189048) (the “Registration Statement”) and the related base prospectus which forms a part thereof dated August 15, 2014 (the “Base Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus dated August 15, 2014 relating to the Shares filed with the Commission (the “ATM Prospectus” and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Controlled Equity OfferingSM Sales Agreement, dated March 27, 2013, as amended by Amendment No. 1 to Sales Agreement, dated August 15, 2014 (as amended, the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co.

In connection with this opinion, we have examined and relied upon originals or copies certified to our satisfaction of the Registration Statement, the Prospectus, the Sales Agreement, the Amended and Restated Certificate of Incorporation, as amended, of the Company, the Amended and Restated Bylaws of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that, at the time of issuance and sale of Shares under the Sales Agreement, a sufficient number of shares of Common Stock shall be authorized and available for issuance and that the consideration for the issuance and sale of the Shares is in an amount that is not less than the par value of the Common Stock.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to the Shares, or to the sale or issuance thereof, or as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessble.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Gross Cutler Seiler Dupont LLC

Gross Cutler Seiler Dupont LLC